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[ATLAS LOGO]
                               ATLAS CORPORATION
                           370 17th St., Suite 3150
                               Denver, CO  80202



News                                                      Contact:  Robbin Lee
For Immediate Release                                            (303)825-1200


                    Atlas Secures $11 Million in Financing
                        _______________________________

  Denver, CO, September 28, 1995 -- Atlas Corporation (NYSE:AZ) announced today that it has entered into an agreement to privately place $11 million of convertible debentures. The agreement provides for the placement of an additional $4 million of debentures on a best effort basis. Conversion of the five year debentures is into a portion of the 12.7 million shares of Granges Inc. Common Stock that Atlas controls. The conversion rate is at a US $2.35 per Granges share. The debenture has a three year no call provision. Interest will be paid in cash at the rate of 7 percent per annum.

  Proceeds of this transaction will be used to fund the resumption of mining operations at Atlas' Gold Bar Project, located in Eureka, Nevada. In addition, funds will be used for exploration and development on the recently announced Doby George Property acquisition, which is scheduled to close in October 1995, as well as exploration on the recently optioned Commonwealth and Dixie Comstock properties.

  David J. Birkenshaw, Atlas' Chairman and Chief Executive Officer, stated, "This placement allows Atlas to leverage its Granges position while securing financing under favorable terms for important growth projects and without dilution to Atlas' shareholders. While conversion of the debenture would reduce Atlas' position in Granges, it would reflect considerable appreciation in our remaining equity position."




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